Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of USA Rare Earth, Inc. (“USAR” or the “Company”), and the historical consolidated financial statements of SVRE Holdings Ltd. (“SVRE”), and gives effect to (i) the Merger (as defined below), (ii) the Private Placement (as defined below), (iii) the Retained Finance Agreement (as defined below), (iv) the Offtake Agreement (as defined below), and (v) the issuance of Earnout Shares (as defined below) (collectively, the “Pro Forma Transactions”).

On August 21, 2024, Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (“IPXX”) entered into a Business Combination Agreement (as amended on November 11, 2024 and January 30, 2025, the “Business Combination Agreement”), by and among IPXX, USA Rare Earth, LLC, a Delaware limited liability company, and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of IPXX. Pursuant to the Business Combination Agreement, IPXX Merger Sub, LLC merged with and into USA Rare Earth, LLC, with USA Rare Earth, LLC continuing as the surviving company, and IPXX changed its name to USA Rare Earth, Inc. On March 13, 2025, USAR consummated the previously announced merger contemplated by the Business Combination Agreement and USA Rare Earth, LLC became a direct wholly owned subsidiary of USAR. This transaction is already reflected in the USAR historical audited consolidated balance sheet as of December 31, 2025 and the historical statement of operations of IPXX from January 1, 2025 to March 12, 2025 is not material to the pro forma presentation of the Merger (as defined below) for the purpose of unaudited pro forma condensed combined statement of operations.

Merger

On April 19, 2026, USAR entered into a Merger Agreement by and among (i) USAR, (ii) Middlebury Merger Sub Ltd. (“Merger Sub”), (iii) SVRE, and (iv) Serra Verde Rare Earths Ltd. The Merger Agreement provides for the merger of SVRE with and into Merger Sub, with Merger Sub surviving such merger as an indirect, wholly owned subsidiary of USAR (the “Merger”), subject to the satisfaction or waiver of the conditions precedent to such closing. In the Merger, USAR will issue 126,849,307 shares of USAR’s common stock, par value $0.0001 per share (“Common Stock”) and pay an aggregate of $300 million of merger consideration.

Upon closing, all outstanding warrants of SVRE will be automatically exercised and converted into SVRE ordinary shares immediately prior to the Merger. All outstanding RSUs and SARs, whether vested or unvested, will accelerate in full and be cancelled in exchange for a pro rata portion of the merger consideration. Stock options not subject to performance conditions will be similarly cancelled on a cashless basis for merger consideration, while performance-vesting options held by continuing service providers will be substituted with USAR RSUs subject to continued service vesting. SVRE’s equity incentive plan will be terminated at closing.

Private Placement

On January 26, 2026, USAR, entered into a securities purchase agreement, for the private placement of 69,767,442 shares of the USAR’s Common Stock, for aggregate gross proceeds of approximately $1.5 billion, at a price per share of $21.50 (the “Private Placement”). USAR closed the Private Placement and issued the shares of Common Stock on January 28, 2026.

Parent Loan Agreement

Concurrently with the execution of the Direct Funding Agreement and the Loan Guarantee Agreement, USAR entered into a Securities Issuance Agreement with the DOC and issued to the DOC 16,132,790 shares of Common Stock (“the SIA Shares”) and a warrant to purchase 17,600,584 shares of Common Stock at an exercise price of $17.17 per share (the “DOC Warrant”).

Based on preliminary conclusions, the SIA Shares were issued in exchange for access to the awards pursuant to the Direct Funding Agreement and the warrant to purchase 17,600,584 shares of Common Stock was issued in exchange for obtaining the Loan Guarantee Agreement. The Company has recorded deferred financing and other transaction costs for the issuance of the SIA Shares and warrant.

The issuance of the SIA Shares has been reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 as an increase in stockholders’ equity of $451.4 million which represents the fair value of the SIA Shares at the date of issuance, an increase in other non-current assets of $277.0 million which represents a deferred financing cost related to the maximum award amount of $277.0 million pursuant to the Direct Funding Agreement, and an increase in accumulated deficit of $174.4 million which represents the cost of obtaining the Direct Funding Agreement which is equal to the difference between the fair value of the SIA Shares at issuance and the maximum direct funding award. The deferred financing cost will commence amortization pro ratably upon recognition of grant income under the Direct Funding Agreement, which is subject to the achievement of various project-specific milestones, the making of cash equity contributions by USAR to its subsidiaries, the satisfaction of financial ratio and liquidity thresholds, the receipt of required permits and approvals and other customary conditions, which have not yet been satisfied as of the date of this filing. As such no amortization of the deferred financing cost has been reflected in the accompanying unaudited pro forma condensed combined financial information.

The Company has determined that the warrant issued to the DOC is liability-classified, with an initial fair value of $24.48 per common share, or approximately $430.9 million in aggregate as of the issuance date of June 3, 2026. The DOC Warrant liability will be remeasured at fair value at the end of each reporting period, with changes in fair value recognized as a gain or loss within other income (expense), net in the Company’s condensed consolidated statements of operations and comprehensive income (loss). The DOC Warrant liability was initially recorded at fair value with an offsetting entry recorded as a deferred loan commitment asset until the debt associated with the Parent Loan Agreements is drawn. Upon each draw, the deferred loan commitment asset will be derecognized proportionately, and recorded as a component of the related debt’s amortized cost basis, which will be amortized over the term of the debt using the effective interest method. As of the date of this filing, no amounts associated with the Parent Loan Agreements had been drawn. Accordingly, no reclassification of the deferred loan commitment asset to related debt’s amortized cost basis has been reflected on the Company’s unaudited pro forma condensed combined balance sheet as of March 31, 2026, and no related amortization expense has been reflected in the Company’s unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025.

The Company’s accounting for the Securities Issuance Agreement, including the issuance of the SIA Shares and the DOC Warrant is preliminary. Accordingly, the treatment depicted in the unaudited pro forma condensed financial information may change as the Company completes its accounting assessment.

The Retained Finance Agreement

On January 21, 2026, SVRE entered into a Finance Agreement with the United States International Development Finance Corporation (the “DFC”), which was amended on March 5, 2026 (as further amended from time to time, the “Retained Finance Agreement”). The Retained Finance Agreement provides SVRE with long-term debt financing to support its rare earth mining and processing operations in an aggregate committed amount not to exceed $565 million, consisting of (i) an initial loan tranche with a principal amount not to exceed $465 million (the “Initial Loan”), and (ii) a second loan tranche with a principal amount not to exceed $100 million (the “Incremental Loan”). As of March 31, 2026, the aggregate outstanding principal amount of indebtedness of SVRE and its subsidiaries under the Retained Finance Agreement was $325 million.

On May 28, 2026, SVRE and the DFC entered into the Second Amendment to the Finance Agreement, which formalized the inclusion of a $100 million Incremental Loan as a second tranche under the existing $465 million Initial Loan facility. The Second Amendment also extended the loan term for both tranches from up to 12 years to up to 15 years from the first closing date, upon the execution of the Offtake Agreement (see discussion below). In connection with the Incremental Loan, DFC was issued two warrants (the “DFC Warrants”) granting a combined 12% fully diluted equity interest in the Company, which will automatically exercise upon the closing of the Merger, at which point the Incremental Loan shall be deemed extinguished in full. The Incremental Loan was closed on June 4, 2026.

The Initial Loan issuance was reflected in the historical unaudited condensed consolidated balance sheet of SVRE as of March 31, 2026, accordingly, no adjustment has been reflected within the unaudited pro forma condensed combined balance sheet for such amounts. The Incremental Loan and the DFC Warrants issuance on June 4, 2026, and the DFC Warrants exercise and extinguishment of the Incremental Loan upon the closing of the Merger, have been included as an other material transaction adjustment within the unaudited pro forma condensed combined balance sheet as of March 31, 2026. Adjustments for the Initial Loan have been included within the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 assuming the Initial Loan was entered and drawn down on January 1, 2025.

The Offtake Agreement

On or about the date of the Merger Agreement, SV Management Switzerland AG (“SV Management Switzerland”), a subsidiary of SVRE, entered into an offtake agreement with a special purpose vehicle capitalized by the U.S. government, as well as private capital sources (the “Counterparty”) (as amended from time to time, the “Offtake Agreement”) for the long-term supply of rare earth materials produced by SVRE.

The Offtake Agreement provides for the sale of 100% of the rare earth products produced from phase one of the Pela Ema project, subject to limited carve-outs. The Incremental Loan was fully disbursed on June 4, 2026, and SVRE’s delivery obligation will be for 100% of phase one production. The agreement remains in effect until the earlier of specified production-based volume delivery thresholds and the date that is 20 years after the date on which SVRE’s facility becomes capable of producing the contemplated products (the “Commercial Operations Date”), unless extended with the consent of the U.S. government. Pricing is based on annually escalated contractual floor prices, with amounts above the applicable floor price, as well as certain cost savings and yield variances, allocated 70% to SV Management Switzerland and 30% to the Counterparty. Commencement of deliveries is subject to the satisfaction or waiver of specified conditions precedent by the agreed long-stop date, June 12, 2026, and either party may terminate the agreement without liability if such conditions are not satisfied or waived by that date. As the Offtake Agreement has been executed subsequent to March 31, 2026, adjustments related to the Offtake agreement have been included within the unaudited pro forma condensed combined financial statements. On June 29, 2026, SV Management Switzerland and the Counterparty entered into an amendment, consent and waiver to the Offtake Agreement that extended the long-stop date from June 12, 2026 to August 14, 2026.

Issuance of Earnout Shares

In connection with the business combination between the Company and USA Rare Earth, LLC, the Company agreed to issue common stock of the Company (the “earnout shares”) to certain shareholders of USA Rare Earth, LLC in two tranches upon the occurrence of certain triggering events. On April 15, 2026, the Company achieved the market-price condition for the first tranche of earnout shares, as the Company’s common stock exceeded $15.00 per share for at least 20 out of 30 consecutive trading days. 5.05 million shares were issued to USA Rare Earth, LLC shareholders. The second tranche of 5.05 million earnout shares were issued on May 15, 2026 when the Company achieved the market-price condition for the second tranche, as the Company’s common stock exceeds $20.00 per share for at least 20 out of 30 consecutive trading days.

The earnout shares were classified as liabilities and remeasured at fair value on a recurring basis prior to conversion. Upon issuance of the two tranches of the earnout shares, the related earnout liability was reclassified to common stock and additional paid-in capital. The effect of the conversion has been included within the unaudited pro forma condensed combined balance sheet as of March 31, 2026.

Presentation Periods

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026 combines the unaudited condensed consolidated balance sheet of USAR as of March 31, 2026 with the unaudited condensed consolidated balance sheet of SVRE as of March 31, 2026, giving effect to the Pro Forma Transactions as if it had been consummated on March 31, 2026.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 combines the unaudited condensed consolidated statement of operations of USAR for the three months ended March 31, 2026 with the unaudited condensed consolidated statement of operations of SVRE for the three months ended March 31, 2026, giving effect to the Pro Forma Transactions as if it had been consummated on January 1, 2025.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the audited consolidated statement of operations of USAR for the year ended December 31, 2025 with the audited consolidated statement of operations of SVRE for the year ended December 31, 2025, giving effect to the Pro Forma Transactions as if it had been consummated on January 1, 2025.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

●	The historical audited consolidated financial statements of USAR as of and for the year ended December 31, 2025, as included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2026;

●	The historical unaudited condensed consolidated financial statements of USAR as of and for the three months ended March 31, 2026, as included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2026;

●	The historical audited financial statements of SVRE as of and for the year ended December 31, 2025, included as Exhibit 99.3 in the Company’s Current Report on Form 8-K filed with the SEC on May 13, 2026.

The historical unaudited condensed consolidated balance sheet and statement of operations of SVRE as of and for the three months ended March 31, 2026 are derived from the books and records of SVRE. The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere or filed with the SEC.

Accounting for the Merger

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). USAR has been identified as an accounting acquirer for accounting purposes, and thus accounts for the Merger as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, SVRE’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for SVRE and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The assets and liabilities of SVRE have been measured based on various preliminary estimates using assumptions that USAR’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information.

Differences between these preliminary estimates and the final purchase accounting may occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information appearing below does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from what will be recorded upon completion of the final purchase price allocation.

The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Pro Forma Transactions, which are discussed in further detail below. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or the consolidated financial position that would actually have occurred had the Pro Forma Transactions been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by USAR as set forth in the audited historical financial statements. Based on the Company’s initial review and understanding of SVRE’s significant accounting policies, there are no material adjustments required at this time to conform SVRE’s historical financial information to USAR’s significant accounting policies. A more comprehensive comparison and assessment will occur, which may result in additional differences being identified. Additionally, USAR has included certain preliminary presentation adjustments for consistency in the financial statement presentation. See Notes 2 and 3 below for more information.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the Merger.

USAR and SVRE have not had any historical material relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2026
(in thousands)

	USAR Historical	SVRE Historical	Presentation Adjustments		Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,749,644	$110,417			$(300,000	)(B)	$99,000	(E)	$1,659,061
Accounts receivables	5,691	31							5,722
Other receivables	—	241	(241	)(A)					—
Inventories	28,430	21,231							49,661
Prepaid expenses and other current assets	6,621	3,760	241	(A)					10,622
Total current assets	1,790,386	135,680	—		(300,000)		99,000		1,725,066
Property, plant and equipment, net	118,967	611,588	1,000	(A)	2,510,291	(B)			3,227,041
			(14,805	)(A)
Mineral interests	17,339	—	14,805	(A)					32,144
Goodwill	134,848	—			1,090,843	(B)	(99,000)		1,126,691
Other intangible assets, net	67,255	—			246,691	(B)			313,946
Equipment deposits	5,364	—							5,364
Operating lease right-of-use assets	473	—							473
Other non-current assets	207	1,193	(1,000	)(A)			277,000	(F)	708,262
							430,862	(G)
Total assets	$2,134,839	$748,461	$—		$3,547,825		$707,862		$7,138,987

LIABILITIES, MEZZANINE AND STOCKHOLDER’S EQUITY
Liabilities
Current liabilities
Accounts payable	$17,084	$15,647	$(6,702	)(A)					$26,029
Accrued liabilities	21,360	—	13,190	(A)	113,000	(C)			147,995
			445	(A)
Contract liabilities	10,377	—							10,377
Salaries and social charges	—	6,488	(6,488	)(A)					—
Taxes payable	—	414							414
Other current liabilities	—	445	(445	)(A)					—
Royalty agreement	—	11,443							11,443
DFC Loan	—	2,232							2,232
Finance leases, current	286	933							1,219
Operating leases, current	232	—							232
Total current liabilities	49,339	37,602	—		113,000		—		199,941
Royalty agreement	—	65,534			149,881	(B)			215,415
DFC Loan	—	297,009							297,009

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2026 — (Continued)
(in thousands)

	USAR Historical	SVRE Historical	Presentation Adjustments	Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
Asset retirement obligations	—	4,738						4,738
Deferred grant income	8,414	—						8,414
Finance leases, non-current	519	180						699
Operating leases, non-current	244	—						244
Other liabilities	—	1,564						1,564
Earnout liability	145,080	—				(145,080	)(D)	—
Warrant liability	26,491	14,841		(14,841	)(B)	430,862	(G)	457,353
Deferred tax liability	16,179	—		886,414	(B)			902,593
Total liabilities	246,266	421,468	—	1,134,454		285,782		2,087,970
Commitments and contingencies
Mezzanine equity
12% Series A Cumulative Convertible Preferred Stock	9,614	—						9,614
Total mezzanine equity	9,614	—	—	—		—		9,614
Stockholders’ equity
Common stock	22	—		16	(B)	1	(D)	41
						2	(F)
Accumulated other comprehensive income (loss)	(200)	(18,126)		18,126	(B)			(200)
Additional paid-in capital	2,332,912	615,756		(615,756	)(B)	215,826	(D)	5,853,479
				2,853,348	(B)	451,393	(F)
Accumulated deficit	(454,349)	(270,637)		270,637	(B)	(70,747	)(D)	(812,491)
				(113,000	)(C)	(174,395	)(F)
Non-controlling interest	574	—						574
Total stockholders’ equity	1,878,959	326,993	—	2,413,371		422,080		5,041,403
Total liabilities, mezzanine equity, and stockholder’s equity	$2,134,839	$748,461	$—	$3,547,825		$707,862		$7,138,987

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2026
(in thousands except per share amounts)

	USAR Historical	SVRE Historical	Presentation Adjustments		Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
Revenue	$5,698	$588							$6,286
Cost of revenue	5,592	5,009							10,601
Gross profit	106	(4,421)	—		—		—		(4,315)
Operating expenses:
Selling, general and administrative	21,175	8,026	346	(AA)	1,219	(DD)			30,766
Research and development	14,249	—							14,249
Amortization of intangible assets	1,357	—							1,357
Other expenses, net	—	2,365							2,365
Total operating expenses	36,781	10,391	346		1,219		—		48,737
Loss from operations	(36,675)	(14,812)	(346)		(1,219)		—		(53,052)
Other (expense) income, net:
Interest and dividend income	11,970	175							12,145
Loss on fair market value of financial instruments, net	(43,553)	—	(6,216	)(AA)			6,216	(EE)	(43,553)
Interest expense and other loss, net	(593)	(12,218)	6,562	(AA)			2,276	(FF)	(6,547)
							(4,028	)(GG)
							1,454	(HH)
Grant income	206	—							206
Foreign currency exchange, net	—	15,800							15,800
Total other expense, net	(31,970)	3,757	346		—		5,918		(21,949)
Loss before taxes	(68,645)	(11,055)	—		(1,219)		5,918		(75,001)
Benefit from income taxes	(577)	—							(577)
Net loss	(68,068)	(11,055)	—		(1,219)		5,918		(74,424)
Net loss attributable to non-controlling interest	(1,079)	—							(1,079)
Net loss attributable to USA Rare Earth, Inc.	$(66,989)	$(11,055)	$—		$(1,219)		$5,918		$(73,345)

Net loss per share attributable to USA Rare Earth, Inc.:
Basic and diluted	$(0.34)	$(0.06)							$(0.21)

Number of shares used in per share calculations:
Basic and diluted	196,479	193,429							349,561

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2025
(in thousands except per share amounts)

	USAR Historical	SVRE Historical	Presentation Adjustments		Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
Revenue	$1,643	$2,486							$4,129
Cost of revenue	1,448	36,105							37,553
Gross profit	195	(33,619)	—		—		—		(33,424)
Operating expenses:
Selling, general and administrative	43,135	25,803	278	(AA)	113,000	(CC)			192,609
					10,393	(DD)
Research and development	15,885	—							15,885
Amortization of intangible assets	678	—							678
Other expenses, net	—	1,440							1,440
Total operating expenses	59,698	27,243	278		123,393		—		210,612
Loss from operations	(59,503)	(60,862)	(278)		(123,393)		—		(244,036)
Other (expense) income, net:
Interest and dividend income	5,446	2,671							8,117
Loss on fair market value of financial instruments, net	(244,488)	—	(7,652	)(AA)			7,652	(EE)	(244,488)
Interest expense and other income (loss), net	(139)	(9,873)	7,930	(AA)			4,268	(FF)	(23,320)
							(26,206	)(GG)
							700	(HH)
Foreign currency exchange, net	—	49,532							49,532
Total other expense, net	(239,181)	42,330	278		—		(13,586)		(210,159)
Loss before taxes	(298,684)	(18,532)	—		(123,393)		(13,586)		(454,195)
Benefit from income taxes	(160)	—							(160)
Net loss	(298,524)	(18,532)	—		(123,393)		(13,586)		(454,035)
Net loss attributable to non-controlling interest	(965)	—							(965)
Net loss attributable to USA Rare Earth, Inc.	$(297,559)	$(18,532)	$—		$(123,393)		$(13,586)		$(453,070)

Net loss per share attributable to USA Rare Earth, Inc.:
Basic and diluted	$(3.31)	$(0.10)							$(1.54)

Number of shares used in per share calculations:
Basic and diluted	98,021	193,429							310,771

Please refer to the notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Pro Forma Transactions had been consummated on March 31, 2026, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the Pro Forma Transactions had been consummated on January 1, 2025, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the acquisition method of accounting in accordance with U.S. GAAP. Under this method, SVRE’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for SVRE and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The assets and liabilities of SVRE have been measured based on various preliminary estimates using assumptions that USAR’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information.

The pro forma adjustments represent management’s estimates based on information available as of the date of the Form 8-K in which these pro forma financial statements are included and are subject to change as additional information becomes available and additional analyses are performed.

USAR has performed a preliminary review to identify any accounting policy differences between the accounting policies used in SVRE’s financial statements and those of the Company, where the impact was potentially material and could be reasonably estimated, with the Company identifying no such differences.

2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2026

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 are as follows:

(A)	Reflects reclassification adjustments to conform SVRE’s historical balances to the financial statement presentation of USAR.

(B)	Reflects the purchase price allocation adjustments to record SVRE’s identifiable assets acquired and liabilities assumed at their estimated fair values as of the acquisition date. The related statement of operations adjustments are reflected at adjustment (BB). This adjustment reflects the recording of the preliminary estimate of goodwill and the elimination of the historical equity balances of SVRE. Additionally, the adjustment removes SVRE’s outstanding warrant liability, to reflect the conversion of all warrants into SVRE’s ordinary shares immediately prior to the Merger.

Pursuant to ASC 805, the preliminary purchase price was allocated among the identified net assets to be acquired, based on a preliminary analysis. Goodwill is expected to be recognized as a result of the Merger, which represents the excess fair value of consideration over the fair value of the underlying net assets of SVRE. The deferred income taxes represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments were calculated using the statutory corporate tax rate in Brazil of 34%. The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain and unpredictable. As a result, actual results may differ from estimates, and the difference may be material.

The following is a preliminary estimate of fair value of the assets acquired and the liabilities assumed by USAR in the Merger, reconciled to the estimated purchase consideration (in thousands):

Net Assets Identified	Preliminary Estimate of Fair Value
Cash and cash equivalents	$209,417
Accounts receivable	31
Inventories	21,231
Prepaid expenses and other current assets	4,001
Property, plant and equipment, net (incl. mineral interests)(1)	3,122,879
Other intangible assets, net(2)	246,691
Other non-current assets	193
Accounts payable	(8,945)
Accrued liabilities	(13,635)
Tax payable	(414)
Royalty agreement – current(3)	(11,443)
DFC loan, current	(2,232)
Finance lease, current	(933)
Royalty agreement – noncurrent(3)	(215,415)
DFC loan, noncurrent	(297,009)
Asset retirement obligations	(4,738)
Finance leases, non-current	(180)
Other liabilities	(1,564)
Deferred tax liabilities	(886,414)
Total net assets identified	$2,161,521
Goodwill	991,843
Total purchase consideration	$3,153,364

Value Conveyed
Cash consideration(4)	$300,000
Equity consideration(5)	2,850,304
Pre-combination expense for vested performance stock options(6)	3,060
Total purchase consideration	$3,153,364

(1)	The $3.1 billion allocated to property, plant and equipment, net, is related to development stage properties. Upon the closing of the Merger, the mine will continue to be designated as a development stage property, and related development costs will continue to be capitalized until the milestones necessary to be considered operational are achieved. An expansion and optimization project is currently being implemented that is expected to result in higher production capacity, a sustained lower operating cost profile and enhanced product quality. Construction is expected to be completed, and commercial operations are expected to commence in 2027.

(2)	Other intangible assets is comprised of an Offtake Agreement. The Offtake Agreement asset is expected to be amortized on a systematic basic using the units of production method. As of the date of the Form 8-K in which these pro forma financial statements are included, delivery pursuant to the Offtake Agreement has not started. Accordingly, amortization of the Offtake Agreement had not commenced as of the pro forma transaction date and no related amortization expense has been reflected in the unaudited pro forma condensed combined statement of operations.

(3)	This reflects an increase in the fair value of the liability for royalty payments due to an increase in estimated future cash payments. The increase in estimated future cash payments is primarily related to the anticipated impact of the Offtake Agreement.

(4)	This amount represents cash consideration paid to SVRE’s shareholders.

(5)	Equity consideration is provided in the form of Common Stock of USAR and is calculated as 126,849,307 shares of USAR Common Stock to be issued to SVRE shareholders, multiplied by $22.47, the closing share price of USAR on June 5, 2026.

The following table shows the effect of changes in USAR’s share price and the resulting impact on the estimated purchase consideration, and estimated goodwill:

Change in Share Price of USAR	Share Price	Estimated Purchase Consideration (in thousands)	Estimated Goodwill (in thousands)
Increase of 25%	$28.09	$3,865,939	$1,704,419
Decrease of 25%	16.85	2,440,787	279,267

(6)	This reflects the pre-combination expense pertaining to options to purchase SVRE shares subject to performance-vesting conditions (the “Performance-Vesting Options”) which will be substituted with USAR time-vesting restricted stock units.

(C)	Reflects the impact of nonrecurring expenses related to estimated transaction costs, primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. No amount was incurred and accrued on the balance sheet as of March 31, 2026. The related income statement adjustment is reflected at adjustment (CC).

(D)	Reflects the issuance of USAR’s common stock in an amount of $216 million upon conversion of earnout liabilities of $145 million. The $71 million increase in fair value of the earnout liability between March 31, 2026 and the conversion dates will be recorded as loss on fair market value of financial instruments, net in the Company’s unaudited condensed consolidated statement of operations and comprehensive income (loss) for the three and six months ended June 30, 2026.

(E)	Reflects i) the issuance of the Incremental Loan pursuant to the Retained Finance Agreement in an amount of $100 million, net of estimated debt issuance costs of $1 million; ii) the reduction to goodwill due to the increase of the SVRE’s net assets of $99 million. The warrant liability upon the issuance of the DFC Warrants will be eliminated upon the closing of the Merger, at which point the DFC Warrants will be exercised. The Incremental Loan will be deemed to be extinguished upon the exercise of the DFC Warrants, pursuant to which the outstanding principal amount of the Incremental Loan shall be deemed repaid in full, and unpaid accrued interest will be settled in cash. The amount of the interest accrual will be determined upon the closing of the Merger. As both the DFC Warrant and the Incremental Loan are assumed to be exercised and extinguished, respectively, upon the closing of the Merger, no adjustment has been reflected in the unaudited pro forma condensed combined statement of operations. The recognition of the Incremental Loan and DFC Warrant liability will be recorded in SVRE’s unaudited condensed financial statements as of and for the six months ended June 30, 2026.

(F)	Reflects the issuance of 16,132,790 shares of USAR common stock, with a fair value of approximately $451.4 million to the DOC pursuant to the Securities Issuance Agreement dated June 3, 2026, as a condition precedent to the Direct Funding Agreement under the CHIPS Act. The deferred financing cost represents the deferred asset recoverable through the maximum direct funding award which is $277.0 million, and will commence amortization upon recognition of grant income under the Direct Funding Agreement. The $174.4 million difference between the fair value of the SIA shares and the deferred financing cost represents the cost of obtaining the Direct Funding Agreement which is presented as an increase to accumulated deficit.

(G)	Reflects the issuance of the warrant to the DOC to purchase 17,600,584 shares of USAR common stock pursuant to the Warrant to Purchase Common Shares of USA Rare Earth, Inc Agreement dated June 3, 2026, as a condition precedent to the Loan Guarantee Agreement. The DOC Warrant’s initial fair value approximates $430.9 million. The corresponding deferred loan commitment asset recorded upon the issuance of the warrant to the DOC will be derecognized proportionately as a component of the related debt’s amortized cost basis as the debt is drawn, and will be amortized over the term of the debt using the effective interest method. The changes in fair value of the warrant liability will be recognized as a gain or loss within other income (expense), net in the Company’s condensed consolidated statements of operations and comprehensive income (loss).

3. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2026 and for the year ended December 31, 2025

The adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025 are as follows:

(AA)	Reflects a reclassification adjustment to conform SVRE’s historical expenses to the financial statement presentation of USAR.

(CC)	Reflects the recognition of nonrecurring expenses related to estimated transaction costs in the amount of $113 million, which are primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. The related balance sheet adjustment is reflected at adjustment (C).

(DD)	Reflects the recognition of post-combination stock-based compensation expense in the amount of $1.2 million for the three months ended March 31, 2026 and $10.4 million for the year ended December 31, 2025 related to Performance-Vesting Options which will be substituted with USAR time-vesting restricted stock units.

(EE)	Reflects the elimination of the recognized loss due to the change in fair value of warrant liability in an amount equal to $6.2 million for the three months ended March 31, 2026 and $7.7 million for the year ended December 31, 2025 related to the private placement warrants issued by SVRE to its investors. These warrants will be settled through equity consideration to the holders pursuant to the Merger. The related balance sheet adjustment is reflected in adjustment (B).

(FF)	Reflects the elimination of interest related to Class A Preferred Shares in an amount equal to $2.3 million for the three months ended March 31, 2026 and $4.3 million for the year ended December 31, 2025 due to their redemption pursuant to the side letter agreement, dated March 5, 2026, between SVRE and Orion.

(GG)	Reflects estimated interest expense related to long-term debt financing of SVRE pursuant to the Retained Finance Agreement, calculated using an estimated interest rate of Term SOFR plus 4%. This adjustment also includes the amortization of estimated debt discount and debt issuance costs of $0.5 million for the three months ended March 31, 2026 and $1.9 million for the year ended December 31, 2025. An increase or decrease of one-eighth of a percent in the interest rate would not result in a significant change in interest expense for the three months ended March 31, 2026 and for the year ended December 31, 2025.

(HH)	Reflects the elimination of interest related to the OMF Credit Agreement in an amount equal to $1.5 million for the three months ended March 31, 2026 and $0.7 million for the year ended December 31, 2025 due to their repayment.

4. Unaudited Pro Forma Net Loss Per Share

The pro forma net loss per share calculations have been performed for the three months ended March 31, 2026 and for the year ended December 31, 2025, assuming the Pro Forma Transactions had been consummated on January 1, 2025.

(in thousands except per share amounts)	For the Three Months Ended March 31, 2026	For the Year Ended December 31, 2025
Numerator
Pro forma net loss attributable to USA Rare Earth, Inc.	$(73,345)	$(453,070)
Declared and deemed dividends, and interest accretion	(709)	(26,594)
Pro forma undistributed net loss attributable to USA Rare Earth, Inc.	$(74,054)	$(479,664)

Denominator
USAR weighted average number of common shares outstanding-basic	196,479	98,021
Add: Shares issued to SVRE shareholders in a Merger	126,849	126,849
Add: Shares issued in a private placement(*)	—	69,767
Add: Shares issued for earnout payments	10,100	—
Add: Shares issued to DOC	16,133	16,133
Pro forma weighted average shares of common stock outstanding – basic & diluted	349,561	310,771
Pro forma net loss per share – basic & diluted	$(0.21)	$(1.54)

*	Shares to be issued in a private placement for the three months ended March 31, 2026 are already reflected in the historical unaudited condensed consolidated financial statements of USAR and therefore are not reflected separately.

The Company’s potentially dilutive outstanding securities, including DOC Warrant to purchase 17,600,584 shares of USAR Common Stock were excluded from the computation of pro forma diluted net loss per share because their effect would have been anti-dilutive.